 EXHIBIT 99.1

TOR Minerals Amends U.S. Credit Agreement

CORPUS CHRISTI, Texas, September 28, 2009-- TOR Minerals International, Inc. (Nasdaq: TORM) announced that it has amended its current U.S. credit agreement with Bank of America.  Under the terms of the amended agreement, certain terms were modified and the maturity date for the U.S. credit facility was extended from October 1, 2009 to February 15, 2010.   The Company is working to establish a new U.S. corporate lending relationship to finance U.S. operations prior to the revised maturity date under the new credit agreement.

In addition to extending the maturity date, the amended agreement reduces the amount of available borrowing under the U.S. line of credit from $2,500,000 to $2,225,000, and increases the interest rate from Prime plus 2.5 percent to Prime plus 3 percent.  As of September 28, the company had $1,850,000 drawn on the line of credit and a $266,667 term loan outstanding.

Additional details regarding the amended credit agreement can be found in an 8K filed with the Securities and Exchange Commission earlier today.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications, including synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers.  TOR Minerals has manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment, the possibility that the Company's common stock may be delisted by Nasdaq and other factors.

Contact for Further Information:
David Mossberg
Three Point Advisors, LLC
(817) 310-0051